Exhibit 99.1

Press Release Dated December 18, 2009

[See Attached]

NEWS RELEASE

Contact:     Jane W. McCahon, Vice President, Corporate Relations

                    (312) 592-5379 jane.mccahon@teldta.com

                    Julie D. Mathews, Manager, Investor Relations

                    (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS ANNOUNCES decision to nominate gary sugarman and clarence davis as directors at 2010 annual meeting

CHICAGO – Dec. 18, 2009 – Telephone and Data Systems, Inc. [NYSE:TDS, TDS.S], today announced that its board of directors has determined to nominate Gary Sugarman and Clarence Davis for election by the holders of Common Shares and Special Common Shares at TDS’ 2010 annual meeting of shareholders.

TDS is taking this action at this time pursuant to the terms of a Settlement Agreement dated April 24, 2009 between TDS and GAMCO Asset Management. As a result of the TDS Board’s determination, GAMCO will vote for and support the candidates nominated by the TDS Board for election by the holders of Common Shares and Special Common Shares at TDS’ 2010 annual meeting of shareholders, including Gary Sugarman and Clarence Davis.

GAMCO and its affiliates own approximately 10 and 7 percent, respectively, of the Common Shares and Special Common Shares of TDS.

The TDS Board will consider and take action with respect to the other nominees for election as directors at the 2010 annual meeting of shareholders at the customary time in 2010.

About TDS®

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone, and broadband services to approximately 7.3 million customers in 36 states through its business units, U.S. Cellular® (wireless) and TDS Telecom® (wireline). Founded in 1969 and headquartered in Chicago, TDS employed 12,300 people as of Sept. 30, 2009.

Visit www.teldta.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information, and more.

IMPORTANT INFORMATION: This press release is not a solicitation of a proxy from any TDS shareholder.  TDS will be filing a proxy statement relating to its 2010 annual meeting reflecting the foregoing. Information concerning participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise is included in TDS’ proxy materials filed with the Securities and Exchange Commission (SEC) relating to its 2009 annual meeting and will also be included in TDS’ proxy materials filed with the SEC relating to its 2010 annual meeting when they are available. The 2010 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from TDS as provided on its website at www.teldta.com. TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2010 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

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